As filed with the Securities and Exchange Commission on December 24, 1996

                                     Registration No. 333-11959



                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM N-14


REGISTRATION STATEMENT UNDER THE SECURITIES
     ACT OF 1933                                  / X /



PRE-EFFECTIVE AMENDMENT NO.             /   /

 POST-EFFECTIVE AMENDMENT NO. 2        / X /




OPPENHEIMER GROWTH FUND
     (Exact Name of Registrant as Specified in Charter)


Two World Trade Center, New York, New York, 10048-0203
(Address of Principal Executive Offices)


Andrew J. Donohue, Esq.
     Executive Vice President & General Counsel
OppenheimerFunds, Inc.
     Two World Trade Center, New York, New York 10048-0203
(212) 323-0256
         (Name and Address of Agent for Service)



No filing fee is due because the Registrant has previously registered an indefinite number of shares under Rule 24f-2; a Rule 24f-2 notice for the year ended August 31, 1996 was filed on October 30, 1996.

Pursuant to Rule 429, this Registration Statement relates to shares previously registered by the Registrant on Form N-1A (Reg. No.
2-45272; 811-2306).

CONTENTS OF REGISTRATION STATEMENT



                This Registration Statement contains the following pages and documents:

                Front Cover
           Contents Page
          Cross-Reference Sheet


                Part A

                Proxy Statement for Jefferson-Pilot Capital Appreciation Fund, Inc.
              and
               Prospectus for Oppenheimer Growth Fund


                Part B

                Statement of Additional Information


                Part C

                Other Information
        Signatures
           Exhibits

                 FORM N-14
            OPPENHEIMER GROWTH FUND
     Cross Reference Sheet

Part A of
Form N-14
Item No.  Proxy Statement and Prospectus Heading and/or Title of
Document
---------
---------------------------------------------------------------
1    (a)  Cross Reference Sheet
     (b)  Front Cover Page
     (c)       *
2    (a)       *
     (b)  Table of Contents
3    (a)  Comparative Fee Tables
     (b)  Synopsis
     (c)  Principal Risk Factors
4    (a)  Synopsis; Approval or Disapproval of the Reorganization;
Comparison between       Growth Fund and JP Fund; Miscellaneous
     (b)  Approval or Disapproval of the Reorganization -
          Capitalization Table
5    (a)  Registrant's Prospectus; Comparison Between Growth Fund
and JP Fund
          (b)   *
          (c)       *
          (d)       *
          (e)       Miscellaneous
          (f)       Miscellaneous
6         (a)       Prospectus of Jefferson-Pilot Capital
                    Appreciation Fund, Inc.; Annual Report of
                    Jefferson-Pilot Capital Appreciation Fund,
                    Inc.;  Comparison Between Growth Fund and JP
                    Fund
          (b)  Miscellaneous
          (c)       *
          (d)       *
7         (a)       Synopsis; Information Concerning the Meeting
     (b)       *
          (c)       Synopsis; Information Concerning the Meeting
8         (a)       Proxy Statement
          (b)       *
9              *

Part B of
Form N-14
Item No.  Statement of Additional Information Heading
--------- -------------------------------------------
10             Cover Page
11             Table of Contents
12        (a)       Registrant's Statement of Additional
Information
          (b)       *
          (c)       *
13        (a)  Statement of Additional Information about
               Jefferson-Pilot CapitalAppreciation Fund, Inc.
          (b)       *
          (c)       *
14             Registrant's Statement of Additional Information;
               Statement of Additional Information about
               Jefferson-Pilot Capital Appreciation Fund, Inc.;
               Annual Report of Jefferson-Pilot Capital
               Appreciation Fund, Inc. at 12/31/95; Semi-Annual
               Report of Jefferson-Pilot Capital Appreciation
               Fund, Inc. at 6/30/96; Registrant's Annual Report at 8/31/96

Part C of
Form N-14
Item No.  Other Information Heading
--------- -------------------------
15             Indemnification
16             Exhibits
17             Undertakings

_______________
* Not Applicable or negative answer

INCORPORAT                  ION BY REFERENCE

The following documents are hereby incorporated by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Oppenheimer Growth Fund:

Part A:   Proxy Statement for Jefferson-Pilot Capital Appreciation
Fund, Inc. and Prospectus for Oppenheimer Growth Fund -
Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Growth Fund dated 11/1/96.

     -  Prospectus of Oppenheimer Growth Fund dated November 1,
1996 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Growth Fund dated 11/1/96.

Part B:   Statement of Additional Information dated November 1,
1996 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Growth Fund dated 11/1/96.

                          OPPENHEIMER GROWTH FUND

                                 FORM N-14

                                  PART C

                             OTHER INFORMATION


Item 15.   Indemnification

     Reference is made to Article IV of Registrant's Declaration of Trust filed as Exhibit 24(b)(1) to Registrant's Registration
Statement and incorporated herein by reference.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

(1) Amended and Restated Declaration of Trust dated as of October 1,1995: Previously filed with Registrant's Post-Effective Amendment No. 49, 10/27/95, and incorporated herein by reference.

(2) By-Laws (amended as of 8/6/87): Previously filed with Registrant's Post-Effective Amendment No. 30, 10/28/88, refiled with Post-Effective Amendment No. 45 to Registrant's Registration Statement, 8/22/94 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(3)   Not applicable.

(4) Agreement and Plan of Reorganization: See Exhibit A to Part A of this Registration Statement

(5)  (i)Specimen Share Certificate for Registrant's Class A Shares:
Previously filed with Registrant's Post-Effective Amendment
No. 49, 10/27/95, and incorporated herein by reference.


     (ii) Specimen Share Certificate for Registrant's Class B
Shares: Previously filed with Registrant's Post-Effective Amendment No. 49, 10/27/95, and incorporated herein by reference.

     (iii) Specimen Share Certificate for Registrant's Class C
Shares: Previously filed with Registrant's Post-Effective Amendment No. 49, 10/27/95, and incorporated herein by reference.

      (iv)  Specimen Share Certificate for Registrant's Class Y
Shares: Previously filed with Registrant's Post-Effective Amendment No. 49, 10/27/95, and incorporated herein by reference.

(6)   Investment Advisory Agreement dated October 22, 1990:
Previously filed with Registrant's Post-Effective Amendment No. 35, 11/1/90, refiled with Post-Effective Amendment No. 45 to
Registrant's Registration Statement, 8/22/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(7)   (i)   General Distributor's Agreement dated December 10,
1992:  Previously filed with Post-Effective Amendment No. 41 to
Registrant's Registration Statement, 7/30/93, and incorporated herein by reference.

      (ii)  Form of Oppenheimer Funds Distributor, Inc. Dealer
Agreement: Filed with Post-Effective Amendment No. 14 to the
Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

     (iii)  Form of Oppenheimer Funds Distributor, Inc. Broker
Agreement: Filed with Post-Effective Amendment No. 14 to the
Registration Statement of Oppenheimer Main Street Funds, Inc.
(Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.


      (iv)  Form of Oppenheimer Funds Distributor, Inc. Agency
Agreement: Filed with Post-Effective Amendment No. 14 to the
Registration Statement of Oppenheimer Main Street Funds, Inc.
(Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

      (v) Broker Agreement between Oppenheimer Fund Management, Inc. and Newbridge Securities dated 10/1/86: Filed with Post-Effective Amendment No. 25 to Registrant's Registration Statement, 11/1/86, refiled with Post-Effective Amendment No. 45 to Registrant's Registration Statement, 8/22/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(8)   Not Applicable.

(9) Custodian Agreement with The Bank of New York dated August 5, 1992: Previously filed with Post-Effective Amendment No. 44 to
Registrant's Registration Statement, 3/31/94, and incorporated herein by reference.

(10)  (i)   Class A Service Plan and Agreement dated July 1, 1993:
Previously filed with Post-Effective Amendment No. 41 to
Registrant's Registration Statement, 7/30/93, and incorporated herein by reference.


      (ii) Class B Distribution and Service Plan and Agreement dated February 10, 1994: Previously filed with Post-Effective
Amendment No. 45 to Registrant's Registration Statement, 8/22/94, and incorporated herein by reference.

      (iii) Class C Distribution and Service Plan: Previously filed with Registrant's Post-Effective Amendment No. 49, 10/27/95, and incorporated herein by reference.

(11) Opinion and Consent of Counsel dated 10/4/85: Previously filed with Post-Effective Amendment No. 30 to Registrant's Registration Statement, 10/28/88, refiled with Post-Effective Amendment No. 45 of Registrant's Registration Statement, 8/22/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(12)Tax Opinion Relating to the Reorganization:  Filed herewith.

(13) Not applicable.

(14) (i)Consent of KPMG Peat Marwick LLP: Previously filed with Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-14, 11/1/96, and incorporated by reference.
     (ii) Consent of McGladrey & Pullen LLP: Previously filed with Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-14, 11/1/96, and incorporated by reference.

(15) Not applicable.

(16) Powers of Attorney signed by Registrant's Trustees and
Certified Board Resolutions: Previously filed with Post-Effective
Amendment No. 41 to Registrant's Registration Statement, 7/30/93, and incorporated herein by reference.

(17)(i) Declaration of Registrant under Rule 24f-2: Previously filed with Registration Statement of Registrant on Form N-14,
10/13/96, and incorporated herein by reference.

    (ii)(a) Financial Data Schedules of Registrant: Previously filed with Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-14, 11/1/96, and incorporated herein by reference.
        (b) Financial Data Schedules of Jefferson-Pilot Capital Appreciation Fund, Inc.: Previously filed with Registration Statement of Registrant on Form N-14, 10/13/96, and incorporated herein by reference.
                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 20th day of December, 1996.

                          OPPENHEIMER GROWTH FUND



                    BY: /s/ Bridget A. Macaskill
                      Bridget A. Macaskill, President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures           Title                    Date
_______________      ______                   ____________

                     Chairman of the          December 20, 1996
/s/ Leon Levy*       Board of Trustees
Leon Levy

                     Chief Financial          December 20, 1996
/s/ George Bowen*    and Accounting
George Bowen         Officer and Treasurer

                     Principal Executive      December 20, 1996
/s/ Bridget A. Macskill*                      Officer, President
Bridget A. Macaskill and Trustee

/s/ Robert G. Galli* Trustee                  December 20, 1996
Robert G. Galli


/s/Benjamin Lipstein*                         Trustee   December 20, 1996
Benjamin Lipstein

/s/ Elizabeth B. Moynihan*                    Trustee   December 20, 1996
Elizabeth B. Moynihan

/s/Kenneth A. Randall*                        Trustee   December 20, 1996
Kenneth A. Randall

/s/ Edward V. Regan* Trustee                  December 20, 1996
Edward V. Regan

/s/ Russell S. Reynolds, Jr.*                 Trustee   December 20, 1996
Russell S. Reynolds, Jr.

/s/ Donald W. Spiro* Trustee                  December 20, 1996
Donald W. Spiro

/s/ Pauline Trigere* Trustee                  December 20, 1996
Pauline Trigere

/s/ Clayton K. Yeutter*                       Trustee   December 20, 1996
Clayton K. Yeutter


*By:/s/ Robert G. Zack
    Robert G. Zack, Attorney-in-Fact

                          OPPENHEIMER GROWTH FUND


                             Index to Exhibits
                       -----------------

Exhibit No.          Description
-----------          -----------

16 (12)              Tax Opinion Relating to the Reorganization



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